Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

April 24, 2017 (To Prospectus dated April 19, 2017)

(Registration No. 333-217367)

TD Ameritrade Holding Corporation

$800,000,000

3.300% NOTES DUE 2027

Final Terms and Conditions

Issuer:	TD Ameritrade Holding Corporation
Expected Ratings (Moody’s / S&P) (*):	A3 / A
Security Description:	3.300% Senior Notes due 2027
Principal Amount:	$800,000,000
Trade Date:	April 24, 2017
Settlement Date:	April 27, 2017 (T+3)
Maturity Date:	April 1, 2027
Interest Payment Dates:	April 1 and October 1, commencing on October 1, 2017
Interest Record Dates:	March 15 and September 15
Special Mandatory Redemption:	If (x) the consummation of the Scottrade Acquisition does not occur on or before April 24, 2018 or (y) the Issuer notifies the trustee in writing that the Issuer will not pursue the consummation of the Scottrade Acquisition, the Issuer will be required to redeem the Notes at a redemption price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date.
Benchmark Treasury:	UST 2.25% due February 15, 2027
Benchmark Treasury Price / Yield:	99-25 / 2.275%
Re-offer Spread to Benchmark Treasury:	T+105 bps
Yield to Maturity:	3.325%
Coupon (Interest Rate):	3.300%
Public Offering Price:	99.792% of the Principal Amount
Net Proceeds (before expenses):	$793,032,000
Make-Whole Call:	T+20 bps at any time prior to January 1, 2027 (3 months prior to the maturity date of the notes)
Par Call:	At any time on or after January 1, 2027 (3 months prior to the maturity date of the notes)
Day Count:	30 / 360
CUSIP / ISIN:	87236Y AF5 / US87236YAF51
Joint Book-Running Managers:	Barclays Capital Inc. Wells Fargo Securities, LLC J.P. Morgan Securities LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc.
Co-Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Underwriting:
Conflicts of Interest:	TD Securities (USA) LLC is an affiliate of TD Ameritrade Holding Corporation. The distribution arrangements for this offering comply with the requirements of FINRA Rule 5121, regarding a FINRA member firm’s participation in the distribution of securities of an affiliate. In accordance with Rule 5121, no FINRA member firm that has a conflict of interest under Rule 5121 may make sales in this offering to any discretionary account without the prior approval of the customer.
Supplemental Selling Restrictions:

In addition to the selling restrictions beginning on page S-32 in the prospectus supplement dated April 24, 2017, the following selling restrictions also apply to the Notes:

The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this term sheet, the prospectus supplement dated April 24, 2017, the prospectus dated April 19, 2017 nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this term sheet, the prospectus supplement, the prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Issuer’s preliminary prospectus supplement, dated April 24, 2017, to the Issuer’s prospectus, dated April 19, 2017 (collectively, the “prospectus”).

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847 or calling Wells Fargo Securities, LLC toll-free at (800) 645-3751.